Exhibit 99.3

STATER BROS. HOLDINGS INC.

Exchange Offer

for

$285,000,000 Outstanding 7 3/4% Senior Notes due 2015

in Exchange for New 7 3/4% Senior Notes due 2015

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

Stater Bros. Holdings Inc., a Delaware corporation (the “Issuer”), and Stater Bros. Markets, Stater Bros. Development, Inc., Santee Dairies, Inc., and Super Rx, Inc., each a California corporation, as guarantors, are offering, upon and subject to the terms and conditions set forth in the prospectus dated                     , 2007 (the “Prospectus”), and the enclosed letter of transmittal (the “Letter of Transmittal”), to exchange up to $285,000,000 aggregate principal amount of the Issuer’s 7 3/4% Senior Notes due 2015, which have been registered under the Securities Act of 1933, as amended (the “New Notes”), for up to $285,000,000 aggregate principal amount of the Issuer’s issued and outstanding 7 3/4% Senior Notes due 2015 (the “Old Notes”), upon the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal. The Exchange Offer is being made in order to satisfy certain obligations of the Issuer and the guarantors contained in the registration rights agreement in respect of the Old Notes, dated April 18, 2007, by and among the Issuer and the purchasers referred to therein.

We are requesting that you contact your clients for whom you hold Old Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Old Notes registered in your name or in the name of your nominee, or who hold Old Notes registered in their own names, we are enclosing the following documents:

1.	Prospectus dated , 2007;

2.	A Letter of Transmittal relating to the Old Notes for your use and for the information of your clients;

3.	A Notice of Guaranteed Delivery relating to the Old Notes which is to be used to accept the Exchange Offer if certificates for Old Notes are not immediately available or time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date (as defined below) or if the procedure for book-entry transfer cannot be completed on a timely basis; and

4.	A form of letter which may be sent to your clients for whose account you hold Old Notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer.

Your prompt action is requested. The Exchange Offer will expire at 5:00 p.m., New York City time, on                      2007, unless extended by the Issuer (the “Expiration Date”). Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date.

To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal relating to the Old Notes (or facsimile thereof or Agent’s Message in lieu thereof), with any required signature guarantees and any other required documents, should be sent to the Exchange Agent and certificates representing the Old Notes, or a timely confirmation of a book-entry transfer of such Old Notes, should be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

If a registered holder of Old Notes desires to tender, but such Old Notes are not immediately available, or time will not permit such holder’s Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus under “The Exchange Offer—Guaranteed Delivery Procedures.”

The Issuer will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Old Notes held by them as nominee or in a fiduciary capacity. The Issuer will not make any payments to brokers, dealers, or others soliciting acceptances of the Exchange Offer. Holders of Old Notes will not be obligated to pay or cause to be paid transfer taxes applicable to the exchange of Old Notes pursuant to the Exchange Offer.

Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to The Bank of New York Trust Company, N.A., the Exchange Agent for the Exchange Offer, at its address and telephone number set forth on the front of the Letter of Transmittal.

Very truly yours,

STATER BROS. HOLDINGS INC.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE ISSUER OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OR THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

Enclosures